Exhibit 99.1
Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
of Flexion Therapeutics, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Flexion Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, of changes in stockholders’ (deficit) equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in
Internal Control - Integrated Framework
(2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in
Internal Control - Integrated Framework
(2013) issued by the COSO.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has begun to experience and expects to continue experiencing for the remainder of 2020, a material decline in revenue due to COVID-19 and there is substantial risk that the Company would fail to meet the minimum revenue covenant under the amendment to the amended and restated credit and security agreement that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 12, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is May 20, 2020.
We have served as the Company’s auditor since 2010.

Flexion Therapeutics, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$82,253	$87,229
Marketable securities	54,407	171,555
Accounts receivable, net	37,115	13,121
Inventories	16,529	7,637
Prepaid expenses and other current assets	5,371	5,500

Total current assets	195,675	285,042
Property and equipment, net	13,662	10,710
Right-of-use assets	8,223	—

Total assets	$217,560	$295,752

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$15,258	$12,340
Accrued expenses and other current liabilities	19,610	14,310
Operating lease liabilities	1,351	—
Current portion of long-term debt	—	9,967

Total current liabilities	36,219	36,617
Long-term operating lease liability, net	7,609	—
Long-term debt, net	40,176	3,640
2024 convertible notes, net	153,413	144,879
Other long-term liabilities	251	537

Total liabilities	237,668	185,673

Commitments and contingencies
Preferred Stock, $0.001 par value; 10,000,000 shares authorized at December 31, 2019 and December 31, 2018 and 0 shares issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Stockholders’ (deficit) equity
Common stock, $0.001 par value; 100,000,000 shares authorized; 38,361,476 and 37,946,341 shares issued and outstanding, at December 31, 2019 and December 31, 2018, respectively	38	38
Additional paid-in capital	648,391	628,944
Accumulated other comprehensive loss	62	(77)
Accumulated deficit	(668,599)	(518,826)

Total stockholders’ (deficit) equity	(20,108)	110,079

Total liabilities and stockholders’ (deficit) equity	$217,560	$295,752

The accompanying notes are an integral part of these consolidated financial statements.

Flexion Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenues
Product revenue, net	$72,957	$22,524	$355
Operating expenses
Cost of sales	9,960	7,336	4
Research and development	69,559	53,079	51,231
Selling, general and administrative	129,709	121,311	78,801

Total operating expenses	209,228	181,726	130,036

Loss from operations	(136,271)	(159,202)	(129,681)

Other (expense) income
Interest income	3,212	4,567	3,718
Interest expense	(17,066)	(15,712)	(11,268)
Other income (expense)	352	688	(250)

Total other (expense) income	(13,502)	(10,457)	(7,800)

Net loss	$(149,773)	$(169,659)	$(137,481)

Net loss per common share, basic and diluted	$(3.93)	$(4.49)	$(4.16)

Weighted average common shares outstanding, basic and diluted	38,086	37,751	33,027

Other comprehensive income (loss)
Unrealized gains (losses) from available-for-sale securities, net of tax of $0	139	330	(336)

Total other comprehensive income (loss)	139	330	(336)

Comprehensive loss	$(149,634)	$(169,329)	$(137,817)

The accompanying notes are an integral part of these consolidated financial statements.

Flexion Therapeutics, Inc.
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity
(In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Par Value
Balance at December 31, 2016	31,667	$32	$398,757	$(71)	$(211,686)	$187,032

Issuance of common stock net of issuance costs	5,520	6	132,171			132,177
Issuance of common stock for equity awards	334		3,858			3,858
Employee stock purchase plan	90		1,016			1,016
Stock-based compensation expense			11,542			11,542
Portion of convertible debt proceeds allocated to equity component			62,466			62,466
Net loss					(137,481)	(137,481)
Other comprehensive loss				(336)		(336)

Balance at December 31, 2017	37,611	$38	$609,810	$(407)	$(349,167)	$260,274
Issuance of common stock for equity awards, net of shares withheld for taxes	197		1,653			1,653
Employee stock purchase plan	138		2,022			2,022
Stock-based compensation expense			15,459			15,459
Net loss					(169,659)	(169,659)
Other comprehensive income				330		330

Balance at December 31, 2018	37,946	$38	$628,944	$(77)	$(518,826)	$110,079
Issuance of common stock for equity awards, net of shares withheld for taxes	230		1,726			1,726
Employee stock purchase plan	185		1,820			1,820
Stock-based compensation expense			15,901			15,901
Net loss					(149,773)	(149,773)
Other comprehensive income				139		139

Balance at December 31, 2019	38,361	$38	$648,391	$62	$(668,599)	$(20,108)

The accompanying notes are an integral part of these consolidated financial statements.

Flexion Therapeutics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net loss	$(149,773)	$(169,659)	$(137,481)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,059	1,714	2,008
Amortization of right-of-use assets	1,337	—	—
Stock-based compensation expense	15,901	15,459	11,542
Non-cash interest expense	564	—	—
(Accretion) Amortization of (discount) premium on marketable securities	(1,337)	(1,320)	333
Loss from debt extinguishment	352	—	—
Amortization of debt discount and debt issuance costs	8,714	7,805	4,826
Premium paid on securities purchased	(34)	(214)	(857)
Changes in operating assets and liabilities:
Accounts receivable	(23,994)	(12,711)	(410)
Inventory	(7,674)	(5,244)	(1,799)
Prepaid expenses and other current assets	126	(2,097)	387
Accounts payable	1,702	5,141	4,188
Accrued expenses and other current liabilities	5,326	707	9,432
Lease liabilities	(1,027)	—	—

Net cash used in operating activities	(148,758)	(160,419)	(107,831)

Cash flows from investing activities
Purchases of property and equipment	(3,894)	(852)	(2,146)
Purchases of marketable securities	(115,466)	(222,482)	(356,754)
Sale and redemption of marketable securities	234,124	348,918	240,228

Net cash provided by (used in) investing activities	114,764	125,584	(118,672)

Cash flows from financing activities
Proceeds from the issuance of 2024 convertible notes	—	—	201,250
Proceeds from borrowings under term loan	40,000	—	—
Payment of debt issuance costs	(161)	—	(6,470)
Proceeds from the offering of common stock	—	—	132,666
Payments on notes payable	(14,367)	(10,000)	(8,333)
Payments of public offering costs	—	—	(490)
Proceeds from the exercise of stock options	1,726	1,653	3,858
Proceeds from employee stock purchase plan	1,820	2,022	1,016

Net cash provided by (used in) financing activities	29,018	(6,325)	323,497

Net (decrease) increase in cash, cash equivalents, and restricted cash	(4,976)	(41,160)	96,994
Cash, cash equivalents, and restricted cash at beginning of period	87,229	128,389	31,395

Cash, cash equivalents, and restricted cash at end of period	$82,253	$87,229	$128,389

Supplemental disclosures of cash flow information
Cash paid for interest	$8,049	$7,874	$5,080
Non-cash investing and financing activities
Right-of-use asset obtained in exchange for operating lease obligation	$9,560	$—	$—
Portion of debt proceeds allocated to equity component	$—	$—	$62,466
Purchases of property and equipment in accounts payable and accrued expenses	$2,202	$986	$9
The accompanying notes are an integral part of these consolidated financial statements.

Flexion Therapeutics, Inc.
Notes to Consolidated Financial Statements
1.	Nature of the Business
Flexion Therapeutics, Inc. (“Flexion” or the “Company”) was incorporated under the laws of the state of Delaware on
November 5, 2007.
Flexion is a biopharmaceutical company focused on the discovery, development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, or OA, a type of degenerative arthritis.

The Company has an approved product, ZILRETTA
®
, which it markets in the United States
. ZILRETTA is the first and only extended-release, intra-articular, or IA (meaning in the joint), injection indicated for the management of OA knee pain. ZILRETTA is a non-opioid therapy that employs Flexion’s proprietary microsphere
technology to provide pain relief. The pivotal Phase
3
trial, on which the approval of ZILRETTA was based, showed that ZILRETTA met the primary endpoint of pain reduction at Week
12
, with statistically significant pain relief extending through Week
16
. The Company also has two pipeline programs focused on the local treatment of musculoskeletal conditions: FX
201
, which is an investigational IA gene therapy product candidate in clinical development for the treatment of OA, and FX
301
, a preclinical product candidate, which is being developed as a locally administered peripheral nerve block for control of post-operative pain.
The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred recurring losses and negative cash flows from operations. As of December 31, 2019, the Company had cash, cash equivalents, and marketable securities of approximately $136.7 million.
The Company is subject to risks and uncertainties common to companies in the biopharmaceutical industry, including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and the ability to secure additional capital to fund operations. Successfully commercializing ZILRETTA requires significant sales and marketing efforts and the Company’s pipeline programs may require significant additional research and development efforts, including extensive preclinical and clinical testing. These activities will in turn require significant amounts of capital, qualified personnel and adequate infrastructure. There can be no assurance when, if ever, the Company will realize significant revenue from the sales of ZILRETTA or if the development efforts supporting the Company’s pipeline, including future clinical trials, will be successful.
The Company’s operations have been and continue to be affected by the ongoing global pandemic of a novel strain of coronavirus (“COVID-19”) and the resulting volatility and uncertainty it has caused. In March 2020, the World Health Organization declared COVID-19 a pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic has caused significant volatility and uncertainty, which could result in a prolonged economic downturn that has disrupted and is expected to continue to disrupt the Company’s business. As a result of these negative impacts, specifically the adverse impact on the operations of healthcare providers that administer ZILRETTA to patients, the Company has begun to experience and expects to continue experiencing for the remainder of 2020, and possibly longer, a material decline in revenue as compared to its prior expectations in the absence of COVID-19.
The future viability of the Company is dependent on its ability to fund its operations through sales of ZILRETTA, and/or raise additional capital, such as through debt or equity offerings, as needed. This funding is necessary for the Company to support the commercialization of ZILRETTA and to perform the research and development activities required to develop the Company’s other product candidates in order to generate future revenue streams. The Company may not be able to obtain financing on acceptable terms, or at all. In particular, as a result of the COVID-19 pandemic and actions taken to slow its spread, the global credit and financial markets have recently experienced extreme volatility and disruptions, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. If the equity and credit markets continue to deteriorate, it may make any additional debt or equity financing more difficult, more costly and more dilutive. If the Company is unable to obtain funding on a timely basis, the Company may need to curtail its operations, including the commercialization of ZILRETTA and research and development activities, which could adversely affect its prospects.
In accordance with the amended and restated credit and security agreement described in Note 10, if the Company’s liquidity decreases below $80.0 million, the Company will need to comply with a minimum revenue covenant and all amounts received from customer collections will be applied to immediately reduce the Company’s revolving credit facility. On May 18, 2020, the Company entered into an amendment to the amended and restated credit and security agreement (“the amendment”). Pursuant to the amendment, the Company borrowed $15.0 million under a new term loan advance and immediately used the proceeds to repay an equal amount under the revolving credit facility, and the maximum principal amount of the revolving credit facility was reduced from $20.0 million to $5.0 million. The new term loan is subject to substantially the same terms, including interest rate, amortization and maturity date, as the existing term loan under the credit facility. Under the credit facility, as amended, the Company remains subject to a minimum liquidity threshold, such that at any time the Company’s liquidity is below $80.0 million, the Company will become subject to a minimum revenue covenant. However, pursuant to the amendment, the Company’s minimum liquidity threshold now includes certain accounts receivable as deemed eligible under the credit and security agreement, in addition to cash, cash equivalents, and marketable securities. Prior to May 2021, the minimum revenue covenant, if it applies in the future, is unmodified and is based on the greater of (i) a conservative percentage of the year’s approved forecast and (ii) modest growth over the trailing twelve months of actual revenues. Beginning in May 2021, the minimum revenue covenant, if it applies, will be the greatest of (i) a conservative percentage of the year’s approved forecast, (ii) modest growth over the trailing twelve months of actual revenues and (iii) 100% of the minimum revenue covenant amount for the preceding month. Also pursuant to the amendment, the final payment due upon repayment or maturity of the term loans was changed from 4.75% of the term loan amount to 6.75% of the term loan amount.
The amended and restated credit and security agreement also has a material adverse event clause. If the minimum revenue covenant becomes applicable and the Company fails to comply with it, or a material adverse change as defined in the agreement occurs, the amounts due under the amended and restated credit and security agreement could be declared immediately due and payable, resulting in the Company immediately needing additional funds. As of December 31, 2019, the Company was compliant with all covenants.
Given the expected decrease in revenue due to COVID-19, the Company expects that absent raising additional capital through financing or other transactions its minimum liquidity
is likely to decrease below
the
$80.0
million
threshold in the amendment to the amended and restated credit and security agreement within the next twelve months, and the Company believes there is substantial risk that it would fail to meet the minimum revenue covenant at that time or shortly thereafter if the negative impacts of COVID-19 continue Company is or expects to be subject to and unable to meet the minimum revenue covenant, the Company would plan to request a waiver from the lenders, although there can be no assurances that such a request would be granted or would not be conditioned on additional terms or concessions. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued.
Management’s plans that are intended to mitigate the conditions that raise substantial doubt about the Company’s ability to continue as a going concern include reducing certain operating expenses through hiring and travel freezes, suspension and/or termination of active clinical trials, reduction of certain marketing expenses, and elimination of non-essential operating expenses, requesting a waiver of the minimum revenue covenant from the lenders, and remaining opportunistic with respect to raising additional capital through financing or other transactions.
Management believes that current cash, cash equivalents, and marketable securities on hand at December 31, 2019 and taking into account its plans to reduce operating expenses and ability to raise additional capital through an equity or other financing, should be sufficient to fund operations for at least the next twelve months from the issuance date of these financial statements. However, because certain elements of the Company’s operating plan are outside of the Company’s control, including the Company’s plan to obtain a waiver from the lender with respect to the minimum revenue covenant associated with the amended and restated credit and security agreement, as well as the Company’s ability to raise capital through an equity or other financing, neither of which have occurred as of the issuance of these financial statements, those elements cannot be considered probable according to accounting standards. As a result, in accordance with the requirements of ASC 205-40, management has concluded that it is required to disclose that substantial doubt exists about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued.

2.	Financing Transactions
On August 2, 2019, the Company entered into an amended and restated credit and security agreement (the “amended and restated credit and security agreement”) with Silicon Valley Bank as agent, MidCap Financial Trust, Flexpoint MCLS Holdings, LLC, and the other lenders from time to time party thereto (collectively, the “Lenders”), providing for a term loan of $40.0 million and a revolving credit facility of up to $20.0 million, both of which mature on January 1, 2024 (the “Maturity Date”). The Company concurrently borrowed the $40.0 million term loan and used $7.7 million of the proceeds to repay the remaining amount owed on the 2015 term loan.
On October 16, 2017, the Company completed a
follow-on
public offering of its common stock, which resulted in the sale of 5,520,000 shares of the Company’s common stock at a price to the public of $25.50 per share including shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares. The Company received net proceeds from the follow-on
financing of $132.2 million after deducting underwriting discounts, commissions, and offering costs paid by the Company
On May 2, 2017, the Company issued an aggregate of $201.3 million principal amount of the 2024 Convertible Notes. The 2024 Convertible Notes have a maturity date of May 1, 2024 are unsecured and accrue interest at a rate of 3.375% per annum, payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2017. The Company received $194.8 million for the sale of the 2024 Convertible Notes, after deducting fees and expenses of $6.5 million.
The Company’s total issued common stock as of December 31, 2019 was 38,361,476 shares.
3.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and Generally Accepted Accounting Principles (“GAAP”) for financial information, including the accounts of the Company and its wholly owned subsidiary after elimination of all significant intercompany accounts and transactions.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that may affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures. The Company bases estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. The most significant estimates in these consolidated financial statements include estimates related to revenue and accrued expenses related to preclinical and clinical development costs. The Company’s actual results may differ from these estimates under different assumptions or conditions. The Company evaluates its estimates on an ongoing basis. Changes in estimates are reflected in reported results in the period in which they become known by the Company’s management.
Revenue Recognition
On October 6, 2017, U.S. Food and Drug Administration, (the FDA), approved ZILRETTA. The Company entered into a limited number of arrangements with specialty distributors and a specialty pharmacy in the U.S. to distribute ZILRETTA. The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 - Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services.
To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to arrangements that meet the definition of a contract with a customer under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.
Product Revenue, Net
— The Company primarily sells ZILRETTA to specialty distributors and a specialty pharmacy, who then subsequently resell ZILRETTA to physicians, clinics and certain medical centers or hospitals. The Company also contracts directly with healthcare providers and intermediaries such as Group Purchasing Organizations (“GPOs”). In addition, the Company enters into arrangements with government payers that provide for government mandated rebates and chargebacks with respect to the purchase of ZILRETTA.
The Company recognizes revenue on product sales when the customer obtains control of the Company’s product, which occurs at a point in time (upon delivery to the customer). The Company has determined that the delivery of ZILRETTA to its customers constitutes a single performance obligation. There are no other promises to deliver goods or services beyond what is specified in each accepted customer order. The Company has assessed the existence of a significant financing component in the agreements with its customers. The trade payment terms with our customers do not exceed one year and therefore the Company has elected to apply the practical expedient and no amount of consideration has been allocated as a financing component. Product revenues are recorded net of applicable reserves for variable consideration, including discounts and allowances.
Transaction Price, including Variable Consideration
— Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established. Components of variable consideration include trade discounts and allowances, product returns, government chargebacks, discounts and rebates, and other incentives, such as voluntary patient assistance, and other fee for service amounts that are detailed within contracts between the Company and its customers relating to the Company’s sale of its products. These reserves, as detailed below, are based on the amounts earned, or to be claimed on the related sales, and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than a customer). These estimates take into consideration a range of possible outcomes which are probability-weighted in accordance with the expected value method in Topic 606 for relevant factors such as current contractual and statutory requirements, specific known market events and trends, industry data, and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the respective underlying contracts.
The amount of variable consideration which is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized under the contract will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s original estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known.
Service Fees and Allowances
—The Company compensates its customers and GPOs for sales order management, data, and distribution services. However, the Company has determined such services received to date are not distinct from the Company’s sale of products to the customer and, therefore, these payments have been recorded as a reduction of revenue within the statement of operations and comprehensive loss through December 31, 2019, as well as a reduction to trade receivables, net on the consolidated balance sheets.

Product Returns
— Consistent with industry practice, the Company generally offers customers a limited right of return for product that has been purchased from the Company based on the product’s expiration date. The Company estimates the amount of its product sales that may be returned by its customers and records this estimate as a reduction of revenue in the period the related product revenue is recognized, as well as within accrued expenses and other current liabilities, net, on the consolidated balance sheets. The Company currently estimates product return liabilities using available industry data and its own sales information, including its visibility into the inventory remaining in the distribution channel. The Company has received an immaterial amount of returns to date and believes that returns of ZILRETTA will be minimal.
Chargebacks
— Chargebacks for fees and discounts to qualified government healthcare providers represent the estimated obligations resulting from contractual commitments to sell products to qualified VA hospitals and 340b entities at prices lower than the list prices charged to customers who directly purchase the product from the Company. The 340b Drug Discount Program is a US federal government program created in 1992 that requires drug manufacturers to provide outpatient drugs to eligible health care organizations and covered entities at significantly reduced prices. Customers charge the Company for the difference between what they pay for the product and the statutory selling price to the qualified government entity. These reserves are established in the same period that the related revenue is recognized, resulting in a reduction of product revenue and trade receivables, net. Chargeback amounts are generally determined at the time of resale to the qualified government healthcare provider by customers, and the Company generally issues credits for such amounts within a few weeks of the Customer’s notification to the Company of the resale. Reserves for chargebacks consist of credits that the Company expects to issue for units that remain in the distribution channel inventories at each reporting period-end
that the Company expects will be sold to qualified healthcare providers, and chargebacks that customers have claimed, but for which the Company has not yet issued a credit.
Government Rebates
— The Company is subject to discount obligations under state Medicaid programs and Medicare. These reserves are recorded in the same period the related revenue is recognized, resulting in a reduction of product revenue and the establishment of a current liability which is included in accrued expenses and other current liabilities on the consolidated balance sheets. For Medicare, the Company also estimates the number of patients in the prescription drug coverage gap for whom the Company will owe an additional liability under the Medicare Part D program. The Company anticipates its exposure to utilization from the Medicare Part D coverage gap discount program to be immaterial. For Medicaid programs, the Company estimates the portion of sales attributed to Medicaid patients and records a liability for the rebates to be paid to the respective state Medicaid programs. The Company’s liability for these rebates consists of invoices received for claims from prior quarters that have not been paid or for which an invoice has not yet been received, estimates of claims for the current quarter, and estimated future claims that will be made for product that has been recognized as revenue, but which remains in the distribution channel inventories at the end of each reporting period.
Purchaser/Provider Discounts and Rebates
—Beginning in the third quarter of 2019, the Company began offering rebates to eligible purchasers and healthcare providers that are variable based on the volume of product purchased. Rebates are based on actual purchase levels during the rebate purchase period. The Company estimates these rebates and records such estimate in the same period the related revenue is recognized, resulting in a reduction of product revenue and the establishment of a current liability.
Other Incentives
— Other incentives which the Company offers include voluntary patient assistance programs, such as the co-pay
assistance program, which are intended to provide financial assistance to qualified commercially-insured patients with prescription drug co-payments
required by payers. The calculation of the accrual for
co-pay
assistance is based on an estimate of claims and the cost per claim that the Company expects to receive associated with product that has been recognized as revenue, but remains in the distribution channel inventories at the end of each reporting period. The adjustments are recorded in the same period the related revenue is recognized, resulting in a reduction of product revenue and the establishment of a current liability which is included as a component of accrued expenses and other current liabilities on the consolidated balance sheets.
To date, the Company’s only source of product revenue has been from the U.S. sales of ZILRETTA, which it began shipping to customers in October 2017.

The following table summarizes activity in each of the product revenue allowance and reserve categories for the years ended December 31, 2019, 2018 and 2017:

(In thousands)	Service Fees, Allowances and Chargebacks	Government Rebates and Other Incentives	Product Returns	Purchaser/Provider Discounts and Rebates	Total
Balance as of January 1, 2017	$—	$—	$—	$—	$—
Provision related to sales in the current year	100	15	2	—	117
Credit or payments made during the period	(40)	—	—	—	(40)

Balance as of December 31, 2017	60	15	2	—	77
Provision related to sales in the current year	1,688	502	124	—	2,314
Credit or payments made during the period	(1,147)	(26)	(1)	—	(1,174)

Balance as of December 31, 2018	601	491	125	—	1,217
Provision related to sales in the current year	5,527	261	334	2,685	8,807
Credit or payments made during the period	(4,281)	(375)	(57)	(1,029)	(5,742)
Adjustments related to prior period sales	—	(129)	—	—	(129)

Balance as of December 31, 2019	$1,847	$248	$402	$1,656	$4,153

Inventory
The Company values its inventories at the lower of cost or estimated net realizable value. The Company determines the cost of its inventories, which includes amounts related to materials and manufacturing overhead, on a first-in,
first-out
basis. The Company performs an assessment of the recoverability of capitalized inventory during each reporting period, and it writes down any excess and obsolete inventories to their estimated realizable value in the period in which the impairment is first identified. Such impairment charges, should they occur, are recorded within cost of sales. The determination of whether inventory costs will be realizable requires estimates by management. If actual market conditions are less favorable than projected by management, additional write-downs of inventory may be required, which would be recorded as a cost of sales in the consolidated statements of operations and comprehensive loss.
The Company capitalizes inventory costs associated with the Company’s products after regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized. Inventory acquired prior to receipt of marketing approval of a product candidate is expensed as research and development expense as incurred. Inventory that can be used in either the production of clinical or commercial product is expensed as research and development expense when selected for use in a clinical manufacturing campaign. Inventory produced that will be used in promotional marketing campaigns is expensed to selling, general and administrative expense when it is selected for use in a marketing program.
Consolidation
The accompanying consolidated financial statements include the Company and its wholly-owned subsidiary, Flexion Therapeutics Securities Corporation. The Company has eliminated all intercompany transactions for the years ended December 31, 2019, 2018 and 2017. In addition, Flexion Therapeutics, Inc. is registered to do business in the United Kingdom through its branch office located in Swindon, United Kingdom.
Accounts Receivable
Accounts receivable are recorded net of customer allowances for distribution fees and chargebacks, and doubtful accounts. Allowances for distribution fees and chargebacks are based on contractual terms. The Company estimates the allowance for doubtful accounts based on existing contractual payment terms, actual payment patterns of its customers and individual customer circumstances. At December 31, 2019 and 2018, respectively, the Company determined that an allowance for doubtful accounts was not required. No accounts were written off during the years ended December 31, 2019 and 2018, respectively.

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company currently invests available cash in money market funds of a major financial institution, corporate bonds, government obligations and commercial paper.
Marketable Securities
Marketable securities consist of investments with original maturities greater than ninety days and less than one year from the balance sheet date. Long-term investments consist of investments with maturities of greater than one year. The Company classifies all of its investments, which consist solely of debt securities, as available-for-sale.
Accordingly, these investments are recorded at fair value, which is based on quoted market prices. Unrealized gains and losses are recorded as a component of other comprehensive income (loss). Realized gains and losses are determined on a specific identification basis and are included in other income (loss). Amortization and accretion of discounts and premiums is recorded in other income.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization expense is recognized using the straight-line method over the following estimated useful lives:

Estimated Useful Life (Years)
Computers, office equipment, and minor computer software	3
Computer software	7
Manufacturing equipment	7-10
Furniture and fixtures	5
Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Costs of major additions and betterments are capitalized and depreciated on a straight-line basis over their useful lives. Repairs and maintenance costs are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Property and equipment includes construction-in-progress,
that is not yet in service.
Foreign Currencies
The Company maintains a bank account designated in British Pounds. All foreign currency payables and cash balances are measured at the applicable exchange rate at the end of the reporting period. All associated gains and losses from foreign currency transactions are reflected in the consolidated statements of operations.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows.

Debt Issuance Costs, net
As of December 31, 2019 and 2018, the carrying value of debt issuance costs was $2.9 million and $3.5 million, respectively, and was presented as a direct deduction from the carrying amounts of long-term debt. In addition, $0.6 million, $0.6 million, and $0.4 million, respectively, of debt issuance costs were amortized and recognized as other expense in the statement of operations for the years ended December 31, 2019, 2018 and 2017.
Research and Development
Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries and benefits, facilities costs, overhead costs, depreciation, clinical trial and related clinical manufacturing costs, contract services and other related costs. Research and development costs are expensed to operations as the related obligation is incurred.
As part of the process of preparing its financial statements, the Company is required to estimate its accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable internal and vendor personnel to identify services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice it monthly in arrears for services performed or when contractual milestones are met. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to it at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:
•	CROs in connection with clinical studies;
•	investigative sites in connection with clinical studies;
•	vendors related to product manufacturing, development and distribution of clinical supplies; and
•	vendors in connection with preclinical development activities.
The Company records expenses related to clinical studies and manufacturing development activities based on its estimates of the services received and efforts expended pursuant to contracts with multiple CROs and manufacturing vendors that conduct and manage these activities on the Company’s behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows.
The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to it. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, the Company modifies its estimates of accrued expenses accordingly on a prospective basis. If the Company does not identify costs that it has begun to incur, or if it underestimates or overestimates the level of services performed or the costs of these services, the Company’s actual expenses could differ from its estimates. To date, the Company has not adjusted its estimates at any particular balance sheet date in any material amount.
Patent Costs
All patent-related costs incurred in connection with filing and prosecuting patent applications are recorded as general and administrative expenses as incurred, as recoverability of such expenditures is uncertain.
Accounting for Stock-Based Compensation
The Company measures all stock options and other stock based-awards granted to employees at the fair value at the date of grant using the Black-Scholes option-pricing model. The fair value of the awards is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. The straight-line method of expense recognition is applied to all awards with service-only conditions. The Company accounts for forfeitures as they occur and does not estimate future forfeitures. As such, previously recognized compensation expense for an award is reversed in the period that the award is forfeited. For stock awards that have a performance condition, the Company recognizes compensation expense based on its assessment of the probability that the performance condition will be achieved, using an accelerated attribution model, over the explicit or implicit service period.

As a result of our adoption of “ASU
2018-07”,
stock-based awards granted to
non-employees
are accounted for the same way as awards granted to employees, and such awards will not be re-measured
at fair value each reporting period. We adopted this standard prospectively and there was no impact on previously issued financial statements.
The Company classifies stock-based compensation expense in the consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified, or in the case of a non-employee,
in the same manner as the award recipient’s service costs are classified.
Concentration of Credit Risk and Significant Suppliers
Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of commercial paper and corporate bonds. The Company generally invests its cash in money market funds, government and corporate bonds, and commercial paper at one financial institution. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
The Company is completely dependent on third-party manufacturers and product suppliers for research and commercial activities. In particular, the Company relies on a limited number of manufacturers and relies on them to purchase from third-party suppliers the materials necessary to produce its product candidates for its clinical trials and for commercial supply. These programs would be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients.
Three individual customers accounted for 44%, 25% and 15% for a total 84% of product revenues for the year ended 2019, and two individual customers accounted for 49% and 32% for a total of 81% for the year ended December 31, 2018. Four individual customers accounted for 42%, 11%, 20%, and 20% for a total of 93% of accounts receivable from product sales for the year ended December 31, 2019, and two individual customers accounted for 52% and 30% for a total of 82% for the year ended December 31, 2018. No other customers accounted for more than 10% of product revenue or accounts receivable for the years ended December 31, 2019 and 2018, respectively.
Comprehensive Loss
Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. The Company’s only element of other comprehensive income (loss) in all periods presented was unrealized gains (losses) on available-for-sale
securities.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step
process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not
to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.
Fair Value Measurements
Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

• Level 1 —
Quoted market prices in active markets for identical assets or liabilities. Level 1 consists primarily of financial instruments whose value is based on quoted market prices, such as exchange-traded instruments and listed equities.

• Level 2 —
Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

• Level 3 —
Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s financial instruments consist of cash equivalents, marketable securities, accounts payable and accrued expenses, its term loan and 2024 Convertible Notes (Note 10). The estimated fair value of the Company’s financial instruments, with the exception of the 2024 Convertible Notes, approximates their carrying values.
The fair value of the 2024 Convertible Notes, which differs from their carrying value, is influenced by interest rates, stock price and stock price volatility and is determined by prices for the 2024 Convertible Notes observed in market trading. The market for trading of the 2024 Convertible Notes is not considered to be an active market and therefore the estimate of fair value is based on Level 2 inputs. The estimated fair value of the 2024 Convertible Notes, face value of $201.3 million, was $215.7 million at December 31, 2019.
Net Loss Per Share
The Company follows the
two-class
method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class
method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income available to common stockholders for the period to be allocated between common and participating securities based on their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities, including the assumed conversion of our 2024 Convertible Notes, outstanding stock options and unvested restricted common stock, except where the result would be anti-dilutive. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of the conversion of the 2024 Convertible Notes, the exercise of outstanding stock options and the vesting unvested restricted common stock. In the diluted net loss per share calculation, net loss would also be adjusted for the elimination of interest expense on the 2024 Convertible Notes, if the impact was not anti-dilutive. For periods in which the Company has reported net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Potential common shares will always be anti-dilutive for periods in which the Company has reported a net loss. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for the years ended December 31, 2019, 2018 and 2017.
Segment Data
The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company is a biopharmaceutical company focused on the development and commercialization of novel, local therapies. All revenues for the years ended December 31, 2019, 2018 and 2017 were generated in the United States.
Recent Accounting Pronouncements
Accounting Standards Recently Adopted
In February 2016, the Financial Accounting Standards Board, or FASB, issued ASU
2016-02,
 Leases
 (“ASU
2016-02”),
to increase transparency and comparability among organizations by recognizing lease assets and liabilities, including operating leases, on the balance sheet and disclosing key information about leasing arrangements. The Company adopted ASU
2016-02
on January 1, 2019 using the “Comparatives under 840” approach, which was approved by the FASB in July 2018 as part of ASU
2018-11.
Under this method, the consolidated financial statements as of the year ended December 31, 2019 are presented applying the new requirements under ASC 842, while the consolidated financial statements as of the year ended December 31, 2018 are presented under ASC 840.
As part of its adoption of ASU
2016-02,
the Company elected the package of practical expedients which allows it to not reassess (1) whether existing contracts contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. Consequently, on adoption, the Company recognized lease liabilities of $7.0 million and corresponding right-of-use
(“ROU”) assets of $6.6 mill
ion based on the present value of the remaining minimum rental payments under current leasing standards for existing operating lease
s. These lease liabilities and ROU assets relate to operating leases only, as the Company concluded that it does not have any finance leases. The difference between the lease liability and the ROU assets upon adoption relates to the deferred rent balance that had been recorded prior to adoption. The Company determined that no cumulative adjustment to retained earnings was required.
In June 2018, the FASB issued ASU No.
2018-07,
 Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting
 (“ASU
2018-07”).
The new standard expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Equity-based payments to nonemployees were previously covered under ASC
505-50
and required companies to measure the awards based on the fair value of the consideration received or the fair value of the equity instruments issued and remeasure the fair value of such awards at each reporting date. The Company adopted ASU
2018-07
prospectively and there was no impact on previously issued financial statements.
Accounting Standards Recently Issued
In June 2016, the FASB issued ASU No.
2016-13,
 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
 (“ASU
2016-13”).
The new standard requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. ASU
2016-13
is effective for fiscal years, and the interim periods within those years, beginning after December 15, 2019, and early adoption is permitted. The Company is currently evaluating the impact of ASU
 2016-13
on the Company’s consolidated financial statements.

In July 2018, the FASB issued ASU No.
 2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement
(“ASU
2018-13”).
The new standard modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, as part of the FASB’s disclosure framework project. ASU
2018-13
is effective for fiscal years, and the interim periods within those years, beginning after December 15, 2019, and early adoption is permitted. Additionally, the new standard permits an entity to early adopt any removed or modified disclosures upon issuance of the ASU and delay adoption of the additional disclosures until their effective date. ASU
2018-13
removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. The Company early adopted this portion of the standard as of the quarter ended September 30, 2018. The Company does not expect the adoption of the remainder of ASU
2018-13
to have any impact on its consolidated financial statements, as the changes to the disclosures are primarily relevant for companies with Level 3 assets and liabilities, which the Company does not have.
4.	Fair Value of Financial Assets and Liabilities
The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 and indicate the level of the fair value hierarchy utilized to determine such fair value:

	Fair Value Measurements as of December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$—	$69,733	$—	$69,733
Marketable securities	—	54,407	—	54,407

	$—	$124,140	$—	$124,140

	Fair Value Measurements as of December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$—	$57,739	$—	$57,739
Marketable securities	—	171,555	—	171,555

	$—	$229,294	$—	$229,294

As of December 31, 2019 and 2018, the Company’s cash equivalents that are invested in money market funds and overnight repurchase contracts are valued based on Level 2 inputs. The Company measures the fair value of marketable securities using Level 2 inputs and primarily relies on quoted prices in active markets for similar marketable securities. Amortization and accretion of discounts and premiums are recorded in other income.
The Company had a term loan outstanding under its 2015 credit facility with MidCap Financial Funding XIII Trust and Silicon Valley Bank (the “2015 term loan”). On August 2, 2019, the Company entered into an amended and restated credit and security agreement with Silicon Valley Bank as agent, MidCap Financial Trust, and Flexpoint MCLS Holdings, LLC (collectively, the “Lenders”), providing for a term loan of $40.0 million (the “2019 term loan”). The Company concurrently borrowed the $40.0 million term loan and used $7.7 million of the proceeds to repay the remaining amount owed on the 2015 term loan. The amount outstanding on the 2019 term loan is reported at its carrying value in the accompanying balance sheet as of December 31, 2019. The Company determined the fair value of the 2019 term loan using an income approach that utilizes a discounted cash flow analysis based on current market interest rates for debt issuances with similar remaining years to maturity, adjusted for credit risk. The 2019 term loan was valued using Level 2 inputs as of December 31, 2019.
On May 2, 2017 the Company issued 3.375% convertible senior notes due 2024 (the “2024 Convertible Notes”) with embedded conversion features. The Company estimated the fair value of the 2024 Convertible Notes using a discounted cash flow approach to derive the value of a debt instrument using the expected cash flows and the estimated yield related to the convertible notes. The significant assumptions used in estimating the expected cash flows were: the estimated market yield based on an implied yield and credit quality analysis of a term loan with similar attributes, and the average implied volatility of the Company’s traded and quoted options available as of May 2, 2017. The Company recorded approximately $136.7 million as the fair value of the liability on May 2, 2017, with a corresponding amount recorded as a discount on the initial issuance of the 2024 Convertible Notes of approximately $64.5 million. The debt discount was recorded to equity and is being amortized to the debt liability over the life of the 2024 Convertible Notes using the effective interest method.
The fair value of the 2024 Convertible Notes, which differs from their carrying value, is influenced by interest rates, stock price and stock price volatility and is determined by prices for the 2024 Convertible Notes observed in market trading. The market for trading of the 2024 Convertible Notes is not considered to be an active market and therefore the estimate of fair value is based on Level 2 inputs. The estimated fair value of the 2024 Convertible Notes, face value of $201.3 million, was $215.7 million at December 31, 2019.
5.	Marketable Securities
As of December 31, 2019 and 2018, the fair value of
available-for-sale
marketable securities by type of security was as follows:

	December 31, 2019
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$6,189	$—	$—	$6,189
U.S. government obligations	29,950	24	—	29,974
Corporate bonds	18,206	38	—	18,244

	$54,345	$62	$—	$54,407

	December 31, 2018
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$36,723	$—	$—	$36,723
U.S. government obligations	39,910	—	(12)	39,898
Corporate bonds	94,999	20	(85)	94,934

	$171,632	$20	$(97)	$171,555

As of December 31, 2019 and 2018, marketable securities consisted of approximately $54.4 million and $171.6 million, respectively, of investments that mature within 12 months. There were no investments with maturities greater than 12 months as of December 31, 2019 and December 31, 2018
6.	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following as of December 31, 2019 and 2018:

	December 31,
(in thousands)	2019	2018
Prepaid expenses	$5,072	$4,717
Deposits	61	66
Interest receivable on marketable securities	238	717

Total prepaid expenses and other current assets	$5,371	$5,500

7.	Inventory
Inventory consisted of the following as of December 31, 2019 and 2018 :

	December 31,
(In thousands)	2019	2018
Raw materials	$2,846	$2,367
Work in process	7,575	3,553
Finished goods	6,108	1,717

Total inventories	$16,529	$7,637

Finished goods manufactured by the Company have a shelf life of approximately 24 months from the date of manufacture.
The Company reduces its inventory to net realizable value for potentially excess, dated or obsolete inventory based on an analysis of forecasted demand compared to quantities on hand and any firm purchase orders, as well as product shelf life. During the year ended December 31, 2019, the Company expensed $0.9 million to cost of sales for unabsorbed manufacturing and overhead costs related to the operation of the United Kingdom facility at Patheon UK Limited. At December 31, 2019, the Company determined that no write-downs to inventory for potentially excess, dated or obsolete inventory were required.

8.	Property and Equipment, Net
Property and equipment, net, as of December 31, 2019 and 2018 consisted of the following:

	December 31,
(In thousands)	2019	2018
Computer and office equipment	$1,184	$1,133
Manufacturing equipment	12,147	12,000
Furniture and fixtures	609	604
Software	455	434
Leasehold improvements	1,157	815
Construction—in progress	6,077	1,416

	21,629	16,402
Less: Accumulated depreciation	(7,967)	(5,692)

Total property and equipment, net	$13,662	$10,710

Depreciation expense for the years ended December 31, 2019, 2018 and 2017 was $1.1 million, $1.7 million, and $2.0 million, respectively. No property or equipment was disposed of during the years ended December 31, 2019 and 2018. As of December 31, 2019, construction in progress consists primarily of equipment purchases related to the expansion of the Company’s manufacturing capabilities at its contract manufacturer, Patheon U.K. Limited.

9.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following as of December 31, 2019 and 2018:

	December 31,
(In thousands)	2019	2018
Research and development	$1,924	$1,216
Payroll and other employee-related expenses	8,748	8,207
Professional services fees	4,888	2,544
Accrued interest	1,356	1,195
Product revenue reserves	2,306	616
Accrual for employee stock purchase plan	183	251
Other	205	281

Total accrued expenses and other current liabilities	$19,610	$14,310

10.	Debt
Amended and Restated Credit and Security Agreement
Term Loan
On August 4, 2015, the Company entered into a credit and security agreement with MidCap Financial Trust, as agent, and MidCap Financial Funding XIII Trust and Silicon Valley Bank, as lenders, to borrow up to $30.0 million in term loans. In August 2019 the Company terminated the credit and security agreement and paid off the remaining outstanding balance of principal and accrued and unpaid interest on the 2015 term loan, as well as the $2.7 million final payment. As a result, the Company recorded a debt extinguishment loss of $0.4 million primarily related to the write-off
of the unamortized portion of the final payment and unamortized debt issuance costs, which have been recorded as a component of interest expense and other expense, respectively, on the statement of operations for the year ended December 31, 2019.
On August 2, 2019, the Company entered into an amended and restated credit and security agreement (the “amended and restated credit and security agreement”) with Silicon Valley Bank as agent, MidCap Financial Trust, Flexpoint MCLS Holdings, LLC, and the other lenders from time to time party thereto (collectively, the “Lenders”), providing for a term loan of $40.0 million and a revolving credit facility of up to $20.0 million, both of which mature on January 1, 2024 (the “Maturity Date”). The Company concurrently borrowed the $40.0 million term loan and used $7.7 million of the proceeds to repay the remaining amount owed on the 2015 term loan. The revolving credit facility became available to us beginning January 1, 2020, and in February 2020, we drew down the $20.0 million available.
The Company granted the Lenders a security interest in substantially all of its personal property, rights and assets, other than intellectual property, to secure the payment of all amounts owed under the amended and restated credit and security agreement. The Company agreed not to encumber any of its intellectual property without the Lender’s prior written consent.
The amended and restated credit and security agreement contains certain representations, warranties, and covenants of the Company, including a minimum revenue covenant that will be in effect at any time the Company’s liquidity (defined as cash and cash equivalents held with Silicon Valley Bank) is below $80.0 million. The revenue covenant is set annually and is based on the greater of a conservative percentage of that year’s approved forecast and modest growth over the trailing twelve months of actual . The amended and restated credit and security agreement also has a material adverse event clause. If the revenue covenant becomes applicable and the Company fails to comply with it, or a material adverse change as defined in the agreement occurs, the amounts due under the amended and restated credit and security agreement could be declared immediately due and payable. As of December 31, 2019, the Company was compliant with all covenants.
Borrowings under the 2019 term loan accrue interest monthly at a floating interest rate equal to the greater of the prime rate plus 1.5% or 6.5% per annum. Following an interest-only period of 18 months, principal is due in 36 equal monthly installments commencing February 1, 2021 and ending on the Maturity Date. Upon the Maturity

Date, the Company will be obligated to pay a final payment equal to 4.75% of the total principal amounts borrowed under the facility. The final payment amount is being accreted to the carrying value of the debt using the straight-line method, which approximates the effective interest method. As of December 31, 2019, the carrying value of the term loan was approximately $40.2 million, all of which is presented as long-term debt in the Company’s condensed consolidated balance sheet as of December 31, 2019.
The Company may prepay the term loan at any time by paying the outstanding principle balance, a final payment equal to 4.75% of the term loan amount, all accrued interest and a prepayment fee of 3% of the outstanding term loan amount if repaid in the first year, 2% of the outstanding term loan amount if repaid in the second year, and 1% of the outstanding term loan amount if repaid in the third year of the loan; no prepayment fee is required thereafter.
Revolving Credit Facility
Borrowings under the revolving credit facility accrue interest monthly at a floating interest rate equal to the greater of the prime rate or 5.50% per annum. In addition to paying interest on any amounts borrowed under the revolving credit facility, the Company owes an unused revolving line facility fee equal to 0.25% per annum of the average unused portion of the revolving line. multiplied by the difference between the total amount available to be borrowed (the “Revolver Commitment Amount”) of $20.0 million and the greater of the average outstanding revolver balance and 25% of the Commitment Amount. The revolving credit facility and any related fees or interest payments was made available to the Company beginning January 1, 2020, after certain conditions imposed by the Lenders, were met, including an initial borrowing limitation of up to $10.0 million until the Lenders completed an audit of certain collateral accounts.
Beginning on January 1, 2020, if the interest payment on the revolving credit facility is less than the amount of interest that would have been payable had the Company borrowed 25% of the Revolver Commitment Amount, then the Company will be required to pay the difference.
The Company may retire the revolving credit facility early, at any time, by paying the outstanding principal balance, all accrued interest and a termination fee equal to 2% of the Revolving Commitment Amount if repaid in the first year, and 1% of the Revolving Commitment Amount if repaid in the second year; with no termination fee thereafter.
As of December 31, 2019, annual principal and interest payments due under the 2019 term loan are as follows:

Year	Aggregate Minimum Payments (in thousands)
2020	2,736
2021	14,611
2022	14,816
2023	13,903
2024	3,018

Total	$49,084
Less interest	(7,182)
Less unamortized portion of final payment	(1,726)

Total	$40,176

2024 Convertible Notes
On May 2, 2017 the Company issued an aggregate of $201.3 million principal amount of the 2024 Convertible Notes. The 2024 Convertible Notes have a maturity date of May 1, 2024, are unsecured and accrue interest at a rate of 3.375% per annum, payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2017. The Company received $194.8 million in proceeds for the sale of the 2024 Convertible Notes, after deducting fees and expenses of $6.5 million.

Upon conversion of the 2024 Convertible Notes, at the election of each holder of a 2024 Convertible Note (the “Holder”), the note will be convertible into cash, shares of the Company’s common stock, or a combination thereof, at the Company’s election (subject to certain limitations in the 2015 term loan), at a conversion rate of approximately 37.3413 shares of common stock per $1,000 principal amount of the 2024 Convertible Notes, which corresponds to an initial conversion price of approximately $26.78 per share of the Company’s common stock.
The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, fundamental change events and certain corporate events that occur prior to the maturity date of the notes. In addition, if the Company delivers a notice of redemption, the Company will increase, in certain circumstances, the conversion rate for a Holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be. At any time prior to the close of business on the business day immediately preceding February 1, 2024, Holders may convert all, or any portion, of the 2024 Convertible Notes at their option only under the following circumstances:
(1)	during any calendar quarter commencing after the calendar quarter ending on June 30, 2017 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;
(2)	during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day;
(3)	if the Company calls any or all of the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; and
(4)	upon the occurrence of specified corporate events.
On or after February 1, 2024, until the close of business on the business day immediately preceding the maturity date, Holders may convert their notes at any time, regardless of the foregoing circumstances. The Company may redeem, for cash, all or any portion of the 2024 Convertible Notes, at its option, on or after May 6, 2020 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price for at least 20 trading days during any 30 consecutive day trading period, at a redemption price equal to 100% of the principal amount of the 2024 Convertible Notes to be redeemed, plus accrued and unpaid interest, subject to the Holders’ right to convert as described above.
The 2024 Convertible Notes are considered convertible debt with a cash conversion feature. Per ASC
470-20,
Debt with Conversion and Other Options, the Company has separated the convertible debt into liability and equity components based on the fair value of a similar debt instrument excluding the embedded conversion option. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The allocation was performed in a manner that reflected our non-convertible
debt borrowing rate for similar debt. The equity component of the 2024 Convertible Notes was recognized as a debt discount and represents the difference between the proceeds from the issuance of the 2024 Convertible Notes and the fair value of the liability of the 2024 Convertible Notes on their respective dates of issuance. The excess of the principal amount of the liability component over its carrying amount (“debt discount”) is amortized to interest expense using the effective interest method over seven years. The equity component is not re-measured
as long as it continues to meet the conditions for equity classification. The liability component of $136.7 million was recorded as long-term debt at May 2, 2017 with the remaining equity component of $64.5 million recorded as additional paid-in
capital.
In connection with the issuance of the 2024 Convertible Notes, the Company incurred approximately $6.5 million of debt issuance costs, which primarily consisted of underwriting, legal and other professional fees, and allocated these costs to the liability and equity components based on the allocation of the proceeds. Of the total debt issuance costs, $4.4 million were allocated to the liability component and are recorded as a reduction of the 2024 Convertible Notes in our consolidated balance sheets. The remaining $2.1 million was allocated to the equity component and is recorded as a reduction to additional paid-in
capital.
Debt discount and issuance costs of $68.9 million are being amortized to interest expense over the life of the 2024 Convertible Notes using the effective interest rate method. As of December 31, 2019, the stated interest rate was 3.375%, and the effective interest rate was 9.71%. Interest expense related to the 2024 Convertible Notes for the year ended December 31, 2019 was $14.7 million, including $8.0 million related to amortization of the debt discount.
The table below summarizes the carrying value of the 2024 Convertible Notes as of December 31, 2019:

(in thousands)
Gross proceeds	$201,250
Portion of proceeds allocated to equity component (additional paid-in capital)	(64,541)
Debt issuance costs	(6,470)
Portion of issuance costs allocated to equity component (additional paid-in capital)	2,075
Amortization of debt discount and debt issuance costs	21,099

Carrying value 2024 Convertible Notes	$153,413

11.	Stockholders’ Equity

On February 17, 2014, the Company filed an amended and restated Certificate of Incorporation (the “Restated Certificate”) in connection with the closing of the Company’s initial public offering. As of December 31, 2019, under the Restated Certificate, the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share.
On June 7, 2016, the Company completed a
follow-on
public offering of its common stock, which resulted in the sale of 5,900,000 shares of the Company’s common stock at a price to the public of $14.00 per share including shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares.
On November 15, 2016, the Company completed a
follow-on
public offering of its common stock, which resulted in the sale of 4,140,000 shares of the Company’s common stock at a price to the public of $18.00 per share including shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares.
On October 16, 2017, the Company completed a
follow-on
public offering of its common stock, which resulted in the sale of 5,520,000 shares of the Company’s common stock at a price to the public of $25.50 per share including shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of any holders of Preferred Stock. As of December 31, 2019, no dividends have been declared.
12.	Stock Plans

2013 Equity Incentive Plan
On January 27, 2014, the Company’s stockholders approved the 2013 Equity Incentive Plan (the “2013 Plan”), which became effective on February 11, 2014, the date of execution of the underwriting agreement pursuant to which the Company’s common stock was priced for its initial public offering. Prior to the effective date of the 2013 Plan, the Company granted stock-based awards pursuant to the 2009 Stock Incentive Plan (the “2009 Plan), which had similar features to the 2013 Plan. The 2013 Plan provides for the grant of incentive stock options (“ISOs”), non-statutory
stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation. Initially, the maximum number of shares of the Company’s common stock that may be issued pursuant to stock awards under the 2013 Plan was 2,337,616, which is the sum of (i) 1,230,012 shares, plus (ii) the number of shares remaining available for grant under the 2009 Plan, plus (iii) any shares subject to outstanding stock options or other stock awards that would have otherwise returned to the 2009 Plan (such as upon the expiration or termination of a stock award prior to vesting). Additionally, the number of shares of common stock reserved for issuance under the 2013 Plan automatically increases on January 1 of each year, beginning on January 1, 2015 and continuing through and including January 1, 2023, by 4% of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under the 2013 Plan is 4,684,989 shares.
On September 11, 2017, the Company’s compensation committee approved an amendment to the 2013 Plan to reserve an additional 1,500,000 of the Company’s common stock to be used exclusively for grants of inducement awards to individuals who were not previously employees or non-employee
directors of the Company (or following a bona fide period of non-employment
with the Company).
As of December 31, 2019, 3,073,933 shares were available for future issuance under the 2013 Plan. As of December 31, 2019, there were 236,187 options outstanding under the 2009 Plan and 4,531,754 options outstanding under the 2013 Plan, including 839,560 shares underlying outstanding stock options granted as inducement awards under the 2013 Plan.
Employee Stock Purchase Plan
On January 27, 2014, the Company’s stockholders approved the Employee Stock Purchase Plan. A total of 209,102 shares of common stock were reserved for issuance under this plan. The Employee Stock Purchase Plan became effective on February 11, 2014, the date of execution of the underwriting agreement pursuant to which the Company’s common stock was priced for its initial public offering. During the years ended December 31, 2019 and 2018, 184,860 and 138,405 shares, respectively, were purchased by employees under the plan. Additionally, the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan automatically increases on January 1 of each year, beginning on January 1, 2015 and continuing through and including January 1, 2023, by 1% of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the board of directors.
13.	Stock-Based Compensation

Stock Options
During the years ended December 31, 2019, 2018 and 2017, the Company granted stock options for the purchase of 1,099,450, 1,127,263, and 1,448,100 shares of common stock, respectively, to certain employees, two non-employees
and directors. The vesting conditions for most of these awards are time-based, and the awards vest 25% after one year and monthly thereafter for the next 36 months, except for annual option grants to non-employee directors of the Company whose initial grants vest 25% after one year and monthly thereafter for the next 24 months and whose annual grants vest in equal monthly installments during the
12-month
period following the grant date, pursuant to the Company’s
Non-Employee
Director Compensation Policy. Options granted have a maximum term of up to 10 years.
Stock Option Valuation
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Prior to February 2014, the Company was privately held with a limited operating history and accordingly it utilized data from representative peer companies to estimate expected stock price volatility from its inception to its initial public offering. The Company selected peer companies from the biopharmaceutical industry with similar characteristics as the Company, including stage of product development, market capitalization and therapeutic focus. Since its initial public offering in February 2014, the Company has continued to use volatility data from a representative peer group to estimate expected stock price volatility and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price for a period of time that is commensurate with the expected term (in years) of the Company’s stock options. Starting in 2020, we will use our own volatility as it will have been six years since our IPO. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain vanilla” options. The expected term of stock options granted to non-employees
is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The relevant data used to determine the value of the stock option grants for the years ended December 31, 2019, 2018 and 2017 is as follows:

	December 31,
	2019	2018	2017
Risk-free interest rates	1.42% - 2.67%	2.67% - 3.06%	1.97% - 2.29%
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	6.0	6.0	6.0
Expected volatility	66.2% - 69.5%	69.8% - 75.3%	69.9% - 72.8%
The following table summarizes stock option activity for the year ended December 31, 2019:

(In thousands, except per share amounts)	Shares Issuable Under Options	Weighted Average Exercise Price
Outstanding as of December 31, 2018	4,435	$19.21
Granted	1,099	$13.53
Exercised	(154)	$12.09
Cancelled	(605)	$20.31

Outstanding as of December 31, 2019	4,775	$17.99

Options vested and expected to vest at December 31, 2019	4,775	$17.99

Options exercisable at December 31, 2019	2,973	$18.34

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock. A total of 153,754, 165,684, and 308,011 options were exercised during the years ended December 31, 2019, 2018 and 2017, respectively. The aggregate intrinsic value of stock options exercised was $0.9 million, $2.3 million, and $2.9 million for the years ended December 31, 2019, 2018 and 2017, respectively.
At December 31, 2019, 2018 and 2017, the Company had options for the purchase of 4,774,691, 4,435,056, and 3,799,965 shares of common stock outstanding, with a weighted average remaining contractual term of 6.9, 7.6, and 8.0 years, respectively, and with a weighted average exercise price of $17.99, $19.21, and $17.75 per share, respectively. At December 31, 2019, 2018 and 2017 there were options for the purchase of 2,973,000, 2,368,955, and 1,688,652 shares of common stock exercisable under these stock option awards, with a weighted average remaining contractual life of 6.1, 6.6, and 6.8 years, respectively, and an aggregate intrinsic value of $9.8 million, $2.6 million, and $17.0 million, respectively.
The weighted average grant date fair value of options granted during the years ended December 31, 2019, 2018 and 2017 was $8.55, $15.12, and $14.33, respectively.
Restricted Stock Units
On January 4, 2016, the Company granted 189,300 restricted stock units, (“RSUs”), with performance and time-based vesting conditions to certain executives. These RSUs began vesting, and the underlying shares of common stock became deliverable, beginning when ZILRETTA was approved (the “Milestone”). The number of shares eligible for vesting varied based on the timing of achieving the Milestone. As a result of the Milestone being achieved on October 6, 2017, the number of shares of the Company’s common stock earned under these awards was 122,800, subject to ongoing employment with the Company for a period of two years. The 122,800 shares had an approximate value of $2.2 million as of the original grant date of which $1.6 million was recognized in the fourth quarter of 2017 upon achieving the Milestone and the remaining $0.6 million will be recognized over a period of two years.

During the year ended December 31, 2019, the Company awarded 873,481 RSUs to employees at an average grant date fair value of $14.51 per share. The RSUs vest in four substantially equal installments on each of the first four anniversaries of the vesting commencement date, subject to the employee’s continued employment with, or services to, the Company on each vesting date. Compensation expense is recognized on a straight-line basis.
The following table summarizes the RSU activity for the year ended December 31, 2019:

(In thousands, except per share amounts)	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested balance as of December 31, 2018	252	$22.25
Granted	873	14.51
Cancelled	(186)	21.07
Vested/Released	(86)	15.86

Nonvested balance as of December 31, 2019	853	$15.84

Stock-based Compensation
The Company recorded stock-based compensation expense related to stock options, restricted stock and shares purchased under the Employee Stock Purchase Plan for the years ended December 31, 2019, 2018 and 2017 as follows:

	Year Ended December 31,
(In thousands)	2019	2018	2017
Research and development	$5,211	$4,728	$3,979
Selling, general and administrative	10,690	10,731	7,563

Total	$15,901	$15,459	$11,542

As of December 31, 2019, unrecognized stock-based compensation expense for stock options outstanding was $18.4 million which is expected to be recognized over a weighted average period of 2.2 years. As of December 31, 2019, unrecognized stock-based compensation expense for RSUs outstanding was $10.5 million which is expected to be recognized over a period of 2.9 years.
14.	Commitments and Contingencies
Operating Leases
Burlington Lease
In May 2013, the Company entered into a lease for office space in Burlington, Massachusetts (the “Lease”). The term of the Lease was for
42-months
with minimum monthly lease payments beginning at $17,588 per month and escalating over the term of the Lease. In July 2015, the Company amended the Lease to add approximately 4,700 square feet of additional office space, with the option to lease an additional 5,400 square feet in the same building in Burlington, Massachusetts. In addition, at the time, the Company leased approximately 6,700 square feet of temporary space for use prior to delivery of the additional space. This amendment also extended the term of the Lease through October 31, 2019. On September 30, 2015, the Company exercised its option for the additional 5,400 square feet of office space. On September 21, 2016, the Company entered into another amendment to extend the Lease for the 6,700 square feet of temporary space until October 31, 2017.
On April 7, 2017, the Company further amended the Lease to extend the term to October 31, 2023 on the then-existing office space, including the temporary space, consisting of approximately 28,600 square feet of office space in Burlington, Massachusetts. From November 2016 through October 2017, the Company’s lease payment for this space was approximately $80,000 per month. Also, as part of this amendment to the Lease, the Company leased an additional 1,471 square feet of office space beginning in 2018. The lease payment for the 1,471 square feet of office space is approximately $4,100 per month.

On October 6, 2017, the Company exercised its option for an additional 6,450 square feet of space, and the term for the space commenced in April 2018. The Company had approximately 36,500 square feet of office space in Burlington, Massachusetts under a lease term expiring on October 31, 2023. Starting in December 2017, the Company’s minimum monthly lease payment is approximately $87,000 and it increases over the life of the amended Lease. In addition to the base rent for the office space, which increases over the term of the amended Lease, the Company is responsible for its share of operating expenses and real estate taxes.
In June 2019, the Company amended the Lease to add approximately 5,330 square feet of additional office space and extend the term of the Lease through April 30, 2025 (the “Amended Lease”). As a result of the Amended Lease, the total rentable floor area is 41,873 square feet. Starting in August 2019, the Company’s minimum monthly lease payment is approximately $108,000. which increases over the term of the Amended Lease. In addition to the base rent for the office space, the Company is responsible for its share of operating expenses and real estate taxes. The lease commencement date for the additional space, which represents the date the Company first had access to the space, was July 1, 2019. The Company accounted for the Amended Lease as a lease modification that is a separate contract from the original lease and recorded an incremental right-of-use
asset and lease liability of $2.5 million, which represents the present value of the lease payments relating to the new space, as well as the lease payments relating to the
18-month
extension of the existing space, as of the modification date, discounted at 6.8%.
The straight-line lease cost for the Amended Lease (including the expense relating to the original Lease) amounted to $1.6 million for the year ended December 31, 2019, respectively, and was included in operating expenses. As of December 31, 2019, the remaining lease term on the Amended Lease was 5.3 years, which includes the
18-month
extension resulting from the amendment signed in June 2019.
Woburn Lease
In February 2017, the Company entered into a five-year lease for laboratory space located in Woburn, Massachusetts with a monthly lease payment of approximately $15,000, which increases over the term of the lease, plus a share of operating expenses. The total cash obligations for the term of the lease are approximately $0.9 million.
Upon adoption of ASU
2016-02,
the Company recorded a
right-of-use
asset and corresponding lease liability for the Lease on January 1, 2019, by calculating the present value of lease payments, discounted at 8.4%, the Company’s estimated incremental borrowing rate, over the
3.2-year
remaining term. The Woburn lease includes an option to extend the term of the lease for two years. Since the Company adopted ASU
2016-02
using the Comparatives under 840 approach, it did not reassess the determination of its operating leases as leases, and therefore no options to extend the lease were included in the calculation of the lease liability as of December 31, 2019. The straight-line lease cost for the Woburn lease amounted to $0.2 million for the year ended December 31, 2019, respectively, and was included in operating expenses. As of December 31, 2019, the remaining lease term on the Woburn lease was 2.2 years.
The Company incurred operating lease costs of $2.0 million, $1.1 million, and $1.0 million for the years ended December 31, 2019, 2018 and 2017, respectively.
Manufacturing and Supply Agreement with Patheon U.K. Limited
In July 2015, the Company and Patheon U.K. Limited (“Patheon”) entered into a Manufacturing and Supply Agreement (the “Manufacturing Agreement”) and Technical Transfer and Service Agreement (the “Technical Transfer Agreement”) for the manufacture of ZILRETTA.
Patheon agreed in the Technical Transfer Agreement to undertake certain transfer activities and construction services needed to prepare Patheon’s United Kingdom facility for the commercial manufacture of ZILRETTA in dedicated manufacturing suites. The Company provided Patheon with certain equipment and materials necessary to manufacture ZILRETTA and pays Patheon a monthly fee for such activities and reimburses Patheon for certain material, equipment and miscellaneous expenses and additional services.

The initial term of the Manufacturing Agreement is 10 years from approval by the FDA of the Patheon manufacturing suites for ZILRETTA, or until October 6, 2027. The Company pays a monthly base fee to Patheon for the operation of the manufacturing suites and a per product fee for each vial based upon a forecast of commercial demand. The Company also reimburses Patheon for purchases of materials and equipment made on its behalf, certain nominal expenses and additional services. The Manufacturing Agreement will remain in full effect unless and until it expires or is terminated. Upon termination of the Manufacturing Agreement (other than termination by Flexion in the event that Patheon does not meet the construction and manufacturing milestones or for a breach by Patheon), Flexion will be obligated to pay for the costs incurred by Patheon associated with the removal of our manufacturing equipment and for Patheon’s termination costs up to a capped amount.
The Manufacturing Agreement with Patheon contains an operating lease for the use of dedicated manufacturing suites. With the adoption of ASU
2016-02,
the Company recorded a
right-of-use
asset and corresponding lease liability for the operating lease.
In June 2019, the Company and Patheon amended the Manufacturing Agreement and the Technical Transfer Agreement. The amendment primarily modifies the compensation structure, which is comprised of base fees and per product fees the Company pays to Patheon and does not result in any additional rights of use. The Company accounted for the amendment as a lease modification that is not a separate contract from the original lease. As part of the modification, the Company reassessed whether the contract is or contains a lease and determined that there is an operating lease component for the use of dedicated manufacturing suites. The remainder of the consideration is allocated to the service component. The Company also reassessed the lease liability by calculating the present value of the remaining lease payments as of the modification date, discounted at 6.1%. The modification resulted in an increase to each of the lease liability and right of use asset of $0.5 million.
As of December 31, 2019, the remaining lease term on the Patheon lease was 7.8 years. The straight-line lease cost amounted to $204 thousand for the year ended December 31, 2019, respectively, and is included in inventory as part of manufacturing overhead.
The components of lease expense and related cash flows were as follows:

(In thousands)	Year ended December 31, 2019
Operating lease cost
Operating lease cost included in operating expenses	$1,765
Operating lease cost included in inventory	204

Total operating lease cost	1,969

Operating cash flows from operating leases	2,363

Maturities of lease liability due under these lease agreements as of December 31, 2019 were as follows:

Year	Aggregate Minimum Payments (in thousands)
2020	1,987
2021	2,035
2022	1,879
2023	1,888
2024	1,929
Thereafter	1,221
Present value imputed interest	(2,531)

Present value of lease payments	$8,408

As of December 31, 2018, future minimum lease payments under the Company’s lease obligations under ASC 840 were as follows:

Year	Aggregate Minimum Payments (in thousands)
2019	1,491
2020	1,533
2021	1,576
2022	1,447
2023	1,203

Total	$7,250

As of December 31, 2018, future minimum payments under the Company’s agreed obligations under the Manufacturing Agreement with Patheon are as follows:

Year	Aggregate Minimum Payments (in thousands)
2019	8,027
2020	8,027
2021	8,027
2022	8,027
2023	8,027
2024 and thereafter	30,102

Total	$70,237

Other Commitments and Contingencies
Evonik Supply Agreement
In November 2016, the Company entered into a Supply Agreement with Evonik Corporation (“Evonik”) for the purchase of PLGA which is used in the manufacturing of potential clinical and commercial supply of ZILRETTA. Pursuant to the Supply Agreement, Flexion is obligated to submit rolling monthly forecasts to Evonik for PLGA supply, a portion of which will constitute binding orders. In addition, Flexion agreed to certain minimum purchase requirements and which do not apply (i) during periods in which Evonik is in material breach of the Supply Agreement or is unable to perform its obligations due to a force majeure event, (ii) with respect to orders that Evonik is unable to supply in excess of binding orders, (iii) for orders Evonik is unable to timely deliver or does not deliver conforming product and provides a credit for such order, or (iv) during an uncured material quality failure by Evonik. Flexion agreed to purchase PLGA batches at a specified price per gram in U.S. dollars, subject to adjustment from time to time, including due to changes in price indices and in the event the initial term of the Supply Agreement is extended. The total term of the agreement is five years. Upon termination of the Supply Agreement (other than termination due to the expiration of the term of the agreement or due to bankruptcy of either Evonik or Flexion), Flexion is obligated to pay the costs associated with the binding supply forecast provided to Evonik. The Supply Agreement will renew for two successive two-year terms upon mutual written consent by both parties.
Southwest Research Institute License Agreement
On July 25, 2014, the Company entered into an exclusive worldwide license agreement with Southwest Research Institute (“SwRI”) with respect to the use of SwRI’s proprietary microsphere manufacturing technologies for certain steroids formulated with PLGA, including ZILRETTA. Under the agreement, the Company paid an upfront fee of $120,000 to SwRI. In February 2017, Flexion executed an agreement with SwRI to transfer manufacturing equipment to SwRI in consideration for SwRI deeming the additional milestone payment to have been fully paid by Flexion.
FX201 Related Agreement
In December 2017, we entered into a definitive agreement with GeneQuine to acquire the global rights to FX201. As part of the asset purchase transaction with GeneQuine, we made an upfront payment to GeneQuine of $2.0 million. In 2018, we paid GeneQuine $750,000 for the milestone of initiating a GLP toxicology study of FX201. In addition, we paid GeneQuine a $750,000 payment in November 2019 following the FDA acceptance of the IND application for FX201. This milestone was recognized as research and development expense in the fourth quarter of 2019. The next milestone of $2.5 million was achieved in March 2020 when the first patient was treated in the Phase 1 clinical trial. We may also be required to make additional milestone payments during the development of FX201, including up to $4.5 million through the Phase 2 PoC, clinical trial and, following successful PoC, up to an additional $51.5 million in development and global regulatory approval milestone payments. The transaction was accounted for as an asset acquisition, as it did not qualify as a business combination. The upfront fee was attributed to the intellectual property acquired and recognized as research and development expense in December 2017 as the FX201 rights had not been commercially approved and have no alternative future use. The milestone payment for the GLP toxicology study was also recorded to research and development expense in the fourth quarter of 2018. Future milestone payments earned prior to regulatory approval of FX201 would be recognized as research and development expense in the period when the milestone events become probable of being achieved. Future milestones earned upon regulatory approval would be recognized as an intangible asset and amortized to expense over its estimated life. As part of the transaction with GeneQuine, we became the direct licensee of certain underlying Baylor College of Medicine (Baylor) patents and other proprietary rights related to FX201 for human applications. The Baylor license agreement grants us an exclusive, royalty-bearing, world-wide right and license (with a right to sublicense) for human applications under its patent and other proprietary rights directly related to FX201, with a similar non-exclusive
license to certain Baylor intellectual property rights that are not specific to FX201. The license agreement with Baylor includes a low single-digit royalty on net sales of FX201 and requires us to use reasonable efforts to develop FX201 according to timelines set out in the license agreement. In December 2017, we also entered into a Master Production Services Agreement with SAFC Carlsbad, Inc., a part of MilliporeSigma, for the manufacturing of preclinical and initial clinical supplies of FX201.
FX301 Related Agreements
In September 2019, the Company acquired from Xenon, the global rights to develop and commercialize Xenon’s NaV1.7 inhibitor, funapide,formulated for extended release with a novel, Flexion proprietary thermosensitive hydrogel under the Company’s preclinical program known as FX301. As part of the asset purchase transaction with Xenon, the Company made an upfront payment to Xenon of $3.0 million. The Company may also be required to make additional milestone payments during the development of FX301, including up to $9.0 million through initiation of a Phase 2 proof of concept (PoC) clinical trial and, following successful PoC, up to $40.8 million in development and global regulatory approval milestone payments and up to an additional $75.0 million in sales-related milestone payments. The transaction was accounted for as an asset acquisition, as it did not qualify as a business combination. The upfront fee was attributed to the intellectual property acquired and recognized as research and development expense in September 2019 as the FX301 product candidate had not been commercially approved and had no alternative future use. Future milestone payments earned prior to regulatory approval of FX301 will be recognized as research and development expense in the period when the milestone events become probable of being achieved. Future milestones earned subsequent to regulatory approval will be recognized as an intangible asset and amortized to expense over the estimated life of FX301. As of December 31, 2019, no milestones under the arrangement had been achieved. As part of the transaction, the Company became the direct licensee of certain underlying Xenon patents and other proprietary rights related to funapide for human applications. The Xenon agreement grants the Company an exclusive, royalty-bearing, world-wide right and license (with a right to sublicense) for human applications under its patents directly related to funapide, with a similar royalty-free license to other Xenon proprietary rights directly related to funapide. The agreement with Xenon includes a tiered royalty ranging from mid-single
digits to low double digits that is based on aggregate annual net sales of FX301 and requires the Company to use reasonable efforts to develop FX301 according to timelines set out in the agreement.
15.	Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders was calculated as follows for the years ended December 31, 2019, 2018 and 2017:

	Year ended December 31,
(In thousands)	2019	2018	2017
Numerator:
Net loss	$(149,773)	$(169,659)	$(137,481)

Net loss:	$(149,773)	$(169,659)	$(137,481)

Denominator:
Weighted average common shares outstanding, basic and diluted	38,086	37,751	33,027

Net loss per share, basic and diluted	$(3.93)	$(4.49)	$(4.16)

The following common stock equivalents were excluded from the calculation of diluted net loss per share as including them would have an anti-dilutive effect:

	Year ended December 31,
	2019	2018	2017
Shares issuable upon conversion of the 2024 convertible notes	7,515	7,515	5,017
Stock Options	4,988	4,498	3,602
Restricted Stock Units	802	266	147

	13,305	12,279	8,766

16.	Income Taxes
The Company has generated losses since inception. Accordingly, there is no US tax provision or benefit for the years ended December 31, 2019, 2018 and 2017, respectively.
A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2019	2018	2017
Federal statutory income tax rate	21.0%	21.0%	34.0%
State taxes, net of federal benefit	(0.2)	8.0	3.0
Federal and state research and development tax credits	1.0	1.0	0.9
Change in deferred tax asset valuation allowance	(22.2)	(27.4)	(11.6)
Tax rate change	1.7	(1.9)	(25.1)
Other	(1.3)	(0.7)	(1.2)

Effective income tax rate	—%	—%	—%

The Company’s net deferred tax assets consisted of the following:

	December 31,
	2019	2018
Net operating loss carryforwards	$101,356	$76,723
Research and development tax credit carryforwards	12,096	9,965
Accruals and other temporary differences	10,873	7,808
Debt discount	(11,156)	(14,165)
Right of use asset	(2,042)	—
Capitalized research and development expenses, net	43,442	41,048

Total deferred tax assets	154,569	121,379
Valuation allowance	(154,569)	(121,379)

Net deferred tax asset	$—	$—

As of December 31, 2019, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $404.3 million and $300.0 million, respectively, which begin to expire in 2029 for federal purposes and in 2030 for state purposes. Approximately $214.8 million of the federal NOLs have an indefinite carryforward. In addition, the Company had federal and state research and development tax credit carryforwards of approximately $8.6 million and $4.3 million, respectively, available to reduce future tax liabilities, which begin to expire in 2029 for federal purposes and 2025 for state purposes. Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOL carryforwards and capitalized research and development expenses. Management has considered the Company’s history of cumulative net losses incurred since inception and determined that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, a full valuation allowance has been established at December 31, 2019, 2018 and 2017.
Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), contains rules that limit the ability of a company that undergoes an ownership change to utilize its NOLs, and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. The Company has experienced multiple ownership changes since its inception, however, based on the annual limitations calculated at each ownership change date, substantially all NOL carryforwards will be available to offset future taxable income. Approximately $0.3 million of NOLs will expire unused. Future ownership changes as defined by Section 382 may further limit the amount of NOL carryforwards that could be utilized annually to offset future taxable income.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2019, 2018 and 2017 were as follows:

	Year Ended December 31,
	2019	2018	2017
Valuation allowance as of beginning of year	$(121,379)	$(74,842)	$(83,434)
Decreases recorded as benefit to income tax provision	2,046	1,913	36,606
Decreases recorded as benefit to equity	0	0	24,537
Increases recorded to income tax provision	(35,236)	(48,450)	(52,551)

Valuation allowance as of end of year	$(154,569)	$(121,379)	$(74,842)

In each reporting period, the Company considers whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority. No liabilities for unrecognized tax benefits were recorded as of as of December 31, 2019 and 2018.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from 2013 to the present. Earlier years may be examined to the extent that tax credit or NOL carryforwards are used in future periods. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.
17.	Quarterly Financial Data (unaudited)
The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
(in thousands, except per share amounts)	2019	2019	2019	2019
Revenues	$10,564	$16,953	$21,786	$23,653
Gross profit	8,802	15,555	18,914	19,725
Net loss	(41,538)	(36,487)	(38,232)	(33,516)
Net loss per common share—basic and diluted	$(1.09)	$(0.96)	$(1.00)	$(0.88)
Weighted average common shares—basic and diluted	37,992	38,010	38,125	38,176

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
(in thousands, except per share amounts)	2018	2018	2018	2018
Revenues	$2,194	$3,797	$6,990	$9,543
Gross profit	(504)	2,851	5,371	7,470
Net loss	(41,569)	(43,875)	(43,640)	(40,575)
Net loss per common share—basic and diluted	$(1.10)	$(1.16)	$(1.15)	$(1.07)
Weighted average common shares—basic and diluted	37,620	37,697	37,818	37,867
18.	Subsequent Events ( u naudited)
On March 30, 2020, the Company entered into an exclusive license agreement with Hong Kong Tainuo Pharma Ltd. (“HK Tainuo”) and Jiangsu Tainuo Pharmaceutical Co. Ltd. (“Jiangsu Tainuo”), a subsidiary of China Shijiazhuang Pharmaceutical Co, Ltd. for the development and commercialization of ZILRETTA in Greater China (consisting of mainland China, Hong Kong and Macau, and Taiwan). Under the terms of the agreement, HK Tainuo is obligated to pay the Company an upfront payment of $10.0 million. The Company is also eligible to receive up to $32.5 million in aggregate development, regulatory and commercial sales milestone payments. All payments received from HK Tainuo are subject to the applicable Hong Kong withholding taxes. HK Tainuo will be responsible for the clinical development, product registration and commercialization of ZILRETTA in Greater China and Jiangsu Tainuo will serve as the guarantor of HK Tainuo’s obligations and responsibilities under the agreement. The Company is solely responsible for the manufacture and supply of ZILRETTA to HK Tainuo for all clinical and commercial activities.
Additionally, in April 2020, the Company entered into a side letter amending the Manufacturing and Supply Agreement with Patheon pursuant to which the parties agreed that the Company would continue to pay the monthly base fee for maintaining the manufacturing suites, but minimum purchase obligations would be cancelled for 2020. To avoid excess levels of inventory, the Company is temporarily suspending manufacturing activities for ZILRETTA. Because the Company employs a “condominium model” at Patheon’s manufacturing site whereby the Company has a dedicated suite and manufacturing process that is designed specifically to the Company’s needs, the Company has the ability to reinitiate manufacturing following three months’ notice to Patheon once additional supply is needed.